Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MCP-MSC ACQUISITION, INC.

Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, MCP-MSC Acquisition, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) has adopted this Amended and Restated Certificate of Incorporation restating, integrating and further amending its Certificate of Incorporation (originally filed on March 3, 2005 and as amended March 28, 2005), which Amended and Restated Certificate of Incorporation has been duly adopted by the directors of this corporation in accordance with the provisions of Section 241, and further DOES HEREBY CERTIFY:

A. The name of this corporation is MCP-MSC Acquisition, Inc. (the “Corporation”). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 3, 2005.

B. This Amended and Restated Certificate of Incorporation restates and amends the Amended and Restated Certificate of Incorporation of the Corporation filed March 28, 2005 by restating in its entirety the text of the original Certificate of Incorporation to read as follows:

1. NAME. The name of this Corporation is MCP-MSC Acquisition, Inc.

2. REGISTERED OFFICE. The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. PURPOSE. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. CAPITAL STOCK.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is two hundred and seventy million (270,000,000) shares, consisting of: one million (1,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), thirty five million (35,000,000) shares of Class A Common Stock, par value $0.001 per share (“Class A Common”), and two hundred thirty four million (234,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”).

MCP-MSC Acquisition, Inc.

4.2. Definitions. As used in this Section 4, the following terms have the following definitions:

(a) “Board of Directors” shall mean the Board of Directors of the Corporation.

(b) “Liquidation Preference” shall mean $1.00 for each share of Class A Common.

(c) “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

4.3. Ranking of Class A Common. Except as otherwise permitted by this Section 4.3, the Class A Common shall rank senior in right of payment to all other classes or series of capital stock of the Corporation as to dividends and upon liquidation, dissolution or winding up of the Corporation. The Corporation shall not without the consent of the holders of at least a majority of the then outstanding Class A Common, authorize, create (by way of reclassification or otherwise) or issue (i) any class or series of capital stock of the Corporation ranking on a parity with the Class A Common (“Parity Securities”) or any obligation or security convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Parity Securities or (ii) any class or series of capital stock of the Corporation ranking senior to the Class A Common (“Senior Securities”) or any obligation or security convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Senior Securities.

4.4. Dividends on Class A Common.

4.4.1. The holders of the Class A Common shall be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds legally available therefor, cumulative preferential dividends from the date of issuance accruing at the rate per share of twenty percent (20%) per annum of the Liquidation Preference of each share of Class A Common, payable quarterly in arrears (but only as and if declared) on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”), or if any such date is not a business day, on the next succeeding business day to the holders of record as of the Dividend Payment Date. Dividends payable on the Class A Common will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis.

4.4.2. Dividends on the Class A Common shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends shall accumulate to the extent that they are not paid on the Dividend Payment Date for the quarterly period to which they relate. Accumulated unpaid dividends will accrue dividends at the rate of twenty percent (20%) per annum, compounded quarterly on each Dividend Payment Date.

4.4.3. No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Class A Common with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding

Class A Common. Unless full cumulative dividends on all outstanding Class A Common due for all past dividend periods shall have been declared and paid in cash, then without the consent of the holders of at least a majority of the then outstanding Class A Common: (i) no dividend (other than a dividend payable solely in stock of any class of stock ranking junior to the Class A Common as to the payment of dividends or as to rights in liquidation, dissolution or winding up the affair of the Corporation (“Junior Securities”)) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities; (iii) no Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for other Junior Securities) by the Corporation or any of its subsidiaries; (iv) no warrants, rights, calls or options to purchase any Junior Securities shall be directly or indirectly purchased by the Corporation or any of its subsidiaries; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its subsidiaries.

4.4.4. Holders of the Class A Common shall not be entitled to any dividends, whether payable in cash, property, or stock, in excess of the full cumulative dividends as herein described.

4.5. Voting Rights of Class A Common. Holders of record of the Class A Common shall vote together as a single class, with each share of Class A Common being entitled to one vote on all matters to be voted on by the stockholders.

4.6. Amendment, Supplement and Waiver of Class A Common. The terms of the Class A Common may be amended or supplemented by the Corporation with the consent of the holders of at least a majority of the then outstanding Class A Common (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Class A Common), and any existing default or compliance with any terms of the Class A Common may be waived with the consent of the holders of a majority of the then outstanding Class A Common (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Class A Common).

4.7. Liquidation Rights of Class A Common. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation’s capital stock (a “reduction or decrease in capital stock”), after payment or provision for payment of all debts and liabilities of the Corporation, each holder of the Class A Common will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the Liquidation Preference per share of Class A Common held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Class A

Common are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a liquidation, dissolution or winding up of the business of the Corporation or reduction or decrease in capital stock.

4.8. Payments on Class A Common.

4.8.1. All amounts payable in cash with respect to the Class A Common shall be payable in United States dollars at the executive office of the Corporation or, at the option of the Corporation, by check mailed to the holders of the Class A Common at their respective addresses set forth in the register of holders of Class A Common maintained by the Corporation or as otherwise agreed with any holder of the Class A Common.

4.8.2. Any payment on the Class A Common due on any day that is not a business day need not be made on such day, but may be made on the next succeeding business day with the same force and effect as if made on such due date.

4.9. Exclusions of Other Rights for Class A Common. Except as may otherwise be required by law, the shares of Class A Common shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Incorporation. The shares of Class A Common shall have no preemptive or subscription rights.

4.10. Preferred Stock. Subject to any vote expressly required by this Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.

4.11. Voting Rights. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation and each share of Common Stock shall be entitled to one vote.

5. ELECTION OF DIRECTORS. The election of directors need not be by ballot unless the Bylaws shall so require.

6. BY-LAWS. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7. EXCULPATION OF DIRECTORS. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. NO EXPECTATION OF CORPORATE OPPORTUNITIES. To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9. INDEMNIFICATION. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10. BOOKS AND RECORDS. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

11. ACTION BY CONSENT OF STOCKHOLDERS. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12. SECTION 203 OF THE DGCL. This Corporation shall not be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, said MCP-MSC Acquisition, Inc. has caused this Certificate to be executed by Adam Doctoroff, its Vice President, this      day of January, 2008.

MCP-MSC ACQUISITION, INC.

By:	/s/ Adam Doctoroff
Name:	Adam Doctoroff
Title:	Vice President

MCP-MSC Acquisition, Inc.